UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2011

FOREST OIL CORPORATION (Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.        Completion of Acquisition or Disposition of Assets.

On September 30, 2011, Forest Oil Corporation (“Forest”) announced that it had completed the spin-off of Lone Pine Resources Inc. (“Lone Pine”) by means of a special stock dividend of 70,000,000 shares of Lone Pine common stock (the “Distribution”) that Forest previously owned to its shareholders of record as of the close of business on September 16, 2011 (the “Record Date”). Each of the holders of Forest’s common stock received 0.61248511 of a share of Lone Pine common stock for each outstanding share of Forest common stock they owned as of the Record Date. Forest shareholders will receive cash in lieu of fractional shares.
In the aggregate, Forest distributed 70,000,000 shares of Lone Pine common stock to Forest’s shareholders. Based on the closing price of shares of Lone Pine common stock of $6.60 per share on September 30, 2011, the aggregate market value of the shares distributed was approximately $462 million. The Distribution was structured to be tax free to Forest shareholders for U.S. federal income tax purposes, except to the extent of cash received in lieu of fractional shares.
Lone Pine is engaged in the exploration and development of natural gas and light oil in Canada. Lone Pine's principal reserves, producing properties, and exploration prospects are located in Canada in the provinces of Alberta, British Columbia, and Quebec and the Northwest Territories.
Item 2.05.        Costs Associated with Exit or Disposal Activities.

On September 13, 2011, Forest filed a current report under Item 2.05 of Form 8-K (the “Original 8-K”), announcing that the Distribution would occur on September 30, 2011, and that in connection therewith (i) Forest would accelerate the recognition of equity-based compensation costs related to certain restricted stock awards and units held by employees of Forest, Lone Pine and their subsidiaries, and (ii) Lone Pine had agreed to reimburse Forest for all costs associated with Forest equity-based compensation awards held by employees of Lone Pine and its subsidiaries. Forest also stated in the Original 8-K that Forest was not then able to estimate the amount of the accelerated equity-based compensation costs it would recognize until the date of the special stock dividend on September 30, 2011, and that it would file an amended report on Form 8-K containing an estimate or estimated range of such costs. Forest has chosen to include such estimated information on this report on Form 8-K rather than filing an amended report Form 8-K as previously announced. Forest estimates that the amount of the accelerated equity-based compensation costs it will recognize will range from approximately $11 million to $14 million.
Item 9.01    Financial Statements and Exhibits.
(b) Pro forma financial information.
Unaudited pro forma financial information of Forest to give effect to the Distribution is included in Exhibit 99.1 filed herewith and incorporated by reference into this Item 9.01.
(d) Exhibits

Exhibit Number	Description

99.1	Pro forma financial information of Forest Oil Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION (Registrant)

October 6, 2011	By:	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Pro forma financial information of Forest Oil Corporation.

4